Exhbit 10-1

FORM OF

PEEP QUITCLAIM DEED OF ASSIGNMENT

This Quitclaim Deed of Assignment (“Assignment”) made this ___ day of March, 2011, by _______________________, ____________________________________ both for himself or itself, as the case may be, and on behalf of the entity sometimes referred to as “Peep, Inc.” or “Peep” (“Assignor”).

Whereas ______________ owns or may own certain technology, know-how, trade secrets and associated intellectual property for an audio/video chat application on Facebook which allows easy peer-to-peer multicasting and allows users to easily contact and chat with friends using voice, video and text (“the Technology”); and

Whereas Venture Industries, Inc., a Nevada corporation, with offices at 415 Madison Avenue, 15th Floor, New York, NY 10017 (“Assignee”), desires to obtain all rights, title, and interest in and to the Technology from Assignor.

Wherefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Assignor confirms its desire to assign to and hereby sells, transfers, and assigns to Assignee all rights, title, and interest in and to the Technology, all protocols for the use of the Technology, all software therefor, any developments and upgrades now owned or hereafter developed in the Technology, including but not limited to all technical and business information, trade secrets, copyrights, trademarks, including all common law rights and all of the good will associated therewith (including but not limited to the trademark/service mark “PEEP”), and patent rights, to all applications, registrations, renewals and extensions thereof, to all other proprietary rights in the Technology in the United States and all other countries in the world, and to any and all claims and causes of action for past, present, and future infringements of and violations of rights in the same as well as any proceeds from the foregoing claims, and causes of action accrued and hereafter accruing.  This Assignment also includes any rights that the Assignor may have indirectly acquired in the Technology by ownership in the entity known as Peep, Inc. or otherwise.

Assignor on behalf of itself, and its successors and assigns, agrees to execute and have executed any and all other documents that may be required to effectuate the purpose and intent of this Assignment.  Assignor hereby irrevocably appoints Assignee as Assignor’s attorney-in-fact to take such actions and make, execute, acknowledge, and deliver all such documents as may from time to time be necessary to confirm the conveyance of all rights granted herein to Assignee, its successors, and assigns.  Assignor warrants to Assignee, and its successors and assigns, that Assignor has the full power and authority to make this Assignment.

Assignor further agrees that it will not at any time, disclose or furnish to any third party, nor use for its own account or for the benefit of any third party, the Technology or any part thereof, unless and to the extent that the such information is or becomes generally available on a non-confidential basis other than as a result of disclosure by Assignor or its representatives or as required by law.

In witness whereof,  ____________________, has executed this Assignment on the day set forth above, both for himself or itself, as the case may be, and on behalf of the entity sometimes referred to as “Peep, Inc.” or “Peep.”

[ Name of Company or Individual Assignor ]

By: _______________________________

STATE OF ____________________)
                       ) SS
COUNTY OF __________________)

On this ____ day of March, 2011, before me personally came the above-named ___________________, to me personally known as the individual who executed the foregoing Assignment, and who acknowledged to me that he executed the same of his own free will for the purposes therein set forth.
_____________________________
Notary